Exhibit 10.2

SECOND AMENDING AGREEMENT

THIS AGREEMENT (the “Second Amending Agreement”) is made effective March 19, 2026 (the “Effective Date”), between SEASPAN ENERGY LTD. (“Owners”) and STABILIS GDS, INC.

(“Charterers”).

WHEREAS:

A.

Owners and Charterers entered into a Time Charter Party dated December 12, 2025, which was amended by a First Amending Agreement dated February 6, 2026 (the “First Amending Agreement”, and together with the original Time Charter Party, the “Charter”) pertaining to the charter of the LNG bunker vessel SEASPAN GARIBALDI (the “Vessel”).

B.	The following amounts payable by Charterers to Owners under the Charter are currently overdue or will soon become due:

(1)

Charter hire for the month of March 2026 in the amount of $US 1,004,400, less a partial payment of $US 500,000 made by Charterers on the Effective Date, resulting in a balance owing of $US 504,400, which was due on February 28, 2026, pursuant to Owners’ invoice number 8880072 (the “March Hire Balance”);

(2)

the purchase price for the revised Delivery Cargo volume agreed to under the First Amending Agreement, being $US 1,016,744.35, which was due on March 12, 2026, pursuant to Owners’ invoice number 8880087 (the “Delivery Cargo Balance”); and

(3)

the balance of the Cancellation Fee and fuel costs payable pursuant to the First Amending Agreement, which after the application of certain credits in accordance with the First Amending Agreement, amounts to $US 12,229.50, payable on or before March 31, 2026, pursuant to Owners’ invoice number 8880088 (the “Pre-Charter Adjustment Balance”).

C.

Charterers have requested that Owners agree to accept late payment of the invoiced and outstanding accounts listed above, and to defer payment of certain other amounts that will become payable under the Charter, and Owners are willing to agree to such request, subject to the terms and conditions of this Second Amending Agreement.

THEREFORE, in consideration of the covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the Parties, the Parties agree as follows:

1.	DEFERRED PAYMENT CONDITIONS

1.1

On or before April 1, 2026, Charterers will pay Owners $US 500,000, which will be applied as a partial payment towards charter hire for the month of April 2026 (the remaining balance for April hire is referred to herein as the “April Hire Balance”).

1.2	Subject to Owners receiving the payment specified in Section 1.1 and the other terms and conditions of this Second Amending Agreement, Owners agree to the following deferred payment schedule:

(a)

On or before May 1, 2026, Charterers will pay Owners the Delivery Cargo Balance and the Pre-Charter Adjustment Balance, plus interest accrued on such amounts at the rate set out in clause 37(f)(ii) of the Charter.

(b)

During the charter period leading up to May 1, 2026, Charterers will continue to provide and pay for all Fuel and other costs for which Charterers are responsible for pursuant to clause 42 of the Charter, except that, on a case-by-case basis, Owners may agree to pay such costs on Charterers’ behalf, in which case Charterers will reimburse Owners on May 1, 2026 for all such costs incurred up to such date, subject to Owners providing invoices, receipts or other reasonable evidence of payment by Owners.

(c)

Charterers will pay the March Hire Balance and the April Hire Balance in equally monthly installments over the remainder of 2026 together with the regular monthly hire payments under the Charter. Interest will accrue and be payable on such amount at the rate set out in clause 37(f)(ii) of the Charter. During this repayment period, Charterers may elect at any time to pay the balance owed plus accrued interest in full.

1.3

For certainty, hire for the month of May 2026 and going forward, and all other amounts payable pursuant to the Charter that are not expressly addressed under this Second Amending Agreement, will continue to be payable as and when required under the Charter.

1.4

Notwithstanding clause 64 (Law and Litigation) of the Charter, if Charterers are in default of any payment obligations under the Charter (as amended by this Second Amending Agreement), Owners may elect to initiate any claims, actions or legal proceedings (collectively, a “Payment Dispute”) against Charterers, and/or against Stabilis Solutions, Inc. under the Parent Guarantee, in the United States District Court for the Southern District of Texas, or, if such court lacks subject matter jurisdiction over the Payment Dispute, then in either the Business Court or a District Court of the State of Texas situated in Harris County, Texas (each, an “Alternative Forum”). If Owners choose to have a Payment Dispute resolved in an Alternative Forum, Charterers and Stabilis Solutions, Inc. each agree to submit to the exclusive jurisdiction of the Alternative Forum and agree that, for the purposes of the Payment Dispute, the Charter and the Payment Dispute will be governed by and construed in accordance with the laws of the State of Texas.

1.5	The Charter will be deemed to be amended in all respects necessary to give effect to the matters agreed to under Section 1 of this Second Amending Agreement.

2.	REMOVAL OF VESSEL PURCHASE OPTION

2.1	Part I of the Charter is amended by:

(a)	deleting the provision titled “Purchase Option” the under the heading “Other Terms”;

(b)	deleting Exhibit B (Purchase Option Terms); and

(c)	deleting Exhibit C (Form of Agreement for Sale and Purchase of Vessel).

2.2	For greater certainty, the sale of the Vessel by Owners to Charterers may only be effected by mutual written agreement of the Parties.

3.	GENERAL

3.1	The Parties agree that the facts set out in the recitals to this Second Amending Agreement are true.

3.2	All terms and conditions of the Charter will remain in full force and unamended except as amended by the First Amending Agreement and this Second Amending Agreement.

3.3	Any capitalized terms used in this Second Amending Agreement which are defined in the Charter, and are not defined herein, will have the meanings given to them in the Charter.

3.4

This Second Amending Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Second Amending Agreement delivered by email is deemed to have the same legal effect as delivery of an original signed copy of this Second Amending Agreement.

IN WITNESS WHEREOF, the Parties have caused this Second Amending Agreement to be executed with effect as of the date first written above.

SEASPAN ENERGY LTD.

/s/ Harly Penner	Authorized Signatory

Name: Harly Penner

Title: President

STABILIS GDS, INC.

/s/ Andrew L. Puhala	Authorized Signatory

Name: Andrew L. Puhala

Title: SVP & CFO

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, STABILIS SOLUTIONS, INC. agrees to be bound by Section 1.4 of this Second Amending Agreement:

STABILIS SOLUTIONS, INC.

/s/ Casey Crenshaw	Authorized Signatory

Name: Casey Crenshaw

Title: CEO